Exhibits

                 99.1 Company Press Release dated July 18, 2003

TDS TELEMEDICINE PROVIDES PROJECTED REVENUES AND PRE-TAX PROFITS FOR 2003, 2004 & 2005

NEWARK, N.J. - (BUSINESS WIRE_ - July 18, 2003 - TDS Telemedicine, Inc. (OTCBB:
TDST - News) announced that confirmation has been received at the County level in Texas, for a total contribution apportioned between County and Medicaid, of US$550,000 in 2003 for TDS's diabetic retinopathy screening program. The confirmation stated that "We are eager to begin this program as soon as possible and would like to avoid any further delay. The sooner we act, the sooner we save the sight of those suffering from diabetic retinopathy in "our" County". Federal approval to the Interagency Agreement is expected by the end of July, 2003.

TDS Telemedicine's innovative approach to funding has been well established in the United Kingdom over a period of 5 years, with the result that British Health and all independent UK Insurance carriers have given their funding approval to TDS.

The same approach for funding was made in Texas, commencing at the County level on an open tender basis, which resulted in TDS's County funding approval.

Roger Coomber, CEO said "The 6 months approval process in Texas, requiring countless hours, had taken much longer that originally expected. However, now that this hurdle has been overcome, TDS is proceeding in advanced discussions with 2 major eastern US states to provide a complete program of telemedical dermatology, diabetic retinopathy and pediatric dentistry. It is expected that operations in Texas will commence in the fall and that operations in the 2 eastern states will commence in early 2004."

With funding approval in place, as well as anticipated additional equity funding over the next few months, TDS expects the following financial performance:

For the years ended December 31st consolidating UK and US operations, reflected in US dollars:

2003     Revenues     $1.0 million
         Net Pre-tax  $100,000

2004     Revenues     $13.5 million
         Net Pre-tax  $3.4 million

2005     Revenues     $22.0 million
         Net Pre-tax  $6.25 million

The Company's subsidiary TDS (Telemedicine) Ltd. established its telemedicine business in the United Kingdom in 1998 with the development of a proprietary method to store and forward diagnostic information electronically in the field of dermatology and diabetic retinopathy. The Company, having initially commenced operations in North Western England, now operates nationally in the United Kingdom. The Company expects to commence diagnostic services in the USA in the fields of telemedical dermatology, retinopathy and pediatric dentistry by the fourth quarter of 2003. The Company's web page is www.tds-telemed.com. A recent radio

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interview with Roger Coomber and Keith Freeman, FRCP, Director and Chief Medical
Officer, was broadcast on the Internet, and may be accessed at www.ceocast.com - TDST.

Forward Looking Statements: Some of the statements in this news release are forward looking statements and we caution our shareholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the success of the Company in expanding the telemedicine diagnostic service business to the United States, the effects of various health care rules and regulations, the Company's ability to obtain necessary funding when needed, and other business factors. Investors should also review other risks and uncertainties discussed in the Company documents filed with the Securities and Exchange Commission.

Contact:

TDS (Telemedicine) Inc.
Roger Coomber, CEO & Managing Director - 011-44-(0) 161-236-7850
The Company's common stock trades on the OTCBB, under the symbol TDST